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                                                                Exhibit 10.1.4.1


                               FIRST AMENDMENT TO
                      AIRONET WIRELESS COMMUNICATIONS, INC.
                        1999 EMPLOYEE STOCK PURCHASE PLAN

                                    RECITALS

         A. The Aironet Wireless Communications, Inc. 1999 Employee Stock Purchase Plan (the "Plan") was adopted by the Board of Directors of Aironet Wireless Communications, Inc. (the "Company") on April 12, 1999 and approved by the stockholders of the Company on May 7, 1998.

         B. The Plan provides for certain eligibility requirements for participation in the Plan and for an initial transitional Payment Period for the implementation of the Plan;

         C. As the Compensation Committee of the Board of Directors desires to amend certain of these provisions, the Plan is hereby amended as follows:

         1.   PLAN AMENDMENT.

         Section 3 of the Plan captioned "ELIGIBLE EMPLOYEES" is amended in its entirety to read as follows:

              3. ELIGIBLE EMPLOYEES. Each full-time employee of the Company or any of its Participating Subsidiaries, and each part-time employee thereof regularly working at least 20 hours per week or 40 hours every two weeks, who has completed 12 months of continuous employment with the Company and/or one or more of its Participating Subsidiaries and whose Base Compensation does not exceed $150,000 shall be eligible to receive options under this Plan to purchase Common Stock. Persons who have been so employed for 12 months or more on the first day of a Payment Period shall receive their options as of such day. The determination of an employee's Plan eligibility with respect to the Base Compensation limitation will be made only as of the beginning of each Payment Period, based on the rate of Base Compensation he or she is then receiving, without regard to any changes in his or her Base Compensation that may subsequently be made during that Payment Period (including any changes given retroactive effect to a date prior to the commencement of the Payment Period). Except as otherwise provided in
         Section 14, all other eligibility requirements must be satisfied at all times throughout the Payment Period until and including the third Friday of the last month of such Payment Period or, in the case of the requirement that a participant be employed by the Company or a Participating Subsidiary, up until and including the last Business Day of such Payment Period (PROVIDED that, after the third Friday of the last month of the Payment Period, satisfaction of said employment conditions shall be determined without regard to the full-time and part-time minimum hour requirements of the first sentence of this
         Section 3, which full-time and part-time minimum shall apply for that Payment Period only through said third Friday). All

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         participating employees satisfying the eligibility requirements of the
         Plan as of said third Friday or last Business Day of the Payment Period as provided in the preceding sentence shall be entitled to purchase shares on the last Business Day of such Payment Period as provided in this Plan. Any employee eligible to and duly participating in the Plan as of the beginning of a Payment Period but who at any time during that Payment Period loses his or her status as an Eligible Employee will be deemed to have lost such status, and to have withdrawn from participation in the Plan as described in Section 10, effective as of the beginning of the regular payroll period during which he or she ceases to satisfy any such requirement; PROVIDED, however, that if such ineligibility is the result of the termination of his or her employment, the provisions of Section 15 shall, subject to the provisions of Section 14, control over the initial provisions of this sentence.

                  In no event may an employee be granted an option if such employee, immediately after the option is granted, shall own stock representing 5% or more of the total combined voting power or value of all classes of stock of the Company. For purposes of determining stock ownership under this paragraph, the rules of Section 425(d) of the Code shall apply, and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee.

         Section 27 of the Plan captioned "APPROVAL OF STOCKHOLDERS; IMPLEMENTATION OF PLAN" is amended in its entirety to read as follows:

                  27. APPROVAL OF STOCKHOLDERS; IMPLEMENTATION OF PLAN. This Plan was adopted by the Company's Board of Directors subject to and to become effective only upon, approval hereof by the Company's stockholders, which approval was obtained by written consent on May 7, 1999. The Plan shall begin operation using an initial transitional Payment Period beginning on the first pay day in November 1999 and ending December 31, 1999, for the purposes of which initial Payment Period the Closing Price on the first pay day in November 1999 shall be used as the initial Closing Price called for by Section 2 for purposes of determining the Option Price, the first pay day in November 1999 shall be used as the date for measuring employee's length of continuous service and Base Compensation for purposes of determining their eligibility to participate in the Plan, and the first pay day in November 1999 shall be used as the initial date as of which payroll deductions shall begin to accumulate under the Plan. Except as specifically provided in this Section 27, the Plan shall, during and with respect to said initial Payment Period, be governed by and administered in accordance with the provisions of the foregoing Sections 1 through 26 of this Plan. With respect to all Payment Periods beginning on or after January 1, 2000, the Payment Periods, related determinations of the Option Price and employee eligibility and accumulation of payroll deductions, and all other matters arising under the Plan shall be governed by and administered in accordance with the provisions of this

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         Plan without regard to the transitional rules set forth for the initial implementation of this Plan as set forth in this Section 27.

         2. EFFECTIVENESS OF AMENDMENT. This Amendment was duly approved and adopted by the Compensation Committee of the Board of Directors and became effective on October 29, 1999.

         3. Each initially capitalized term used but not defined in this Amendment shall have the same meaning given to such term in the Plan.

         4. Except as amended hereby, the provisions of the Plan shall remain in full force and effect.

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